Exhibit 99.2

To: All RF employees
Subject: Rocket Fuel and Sizmek

Fuelers,

Today marks a significant moment in Rocket Fuel’s journey as we announced that Sizmek, the world’s largest people-based creative optimization platform, will acquire Rocket Fuel. Ultimately, this deal solidifies our future and allows us to push forward with our vision to make marketing more meaningful.

As your CEO, I have never been prouder of your accomplishments. We’ve made great strides over the past two years.

•                  Our platform business has continued to exceed expectations—growing 75%+ again in Q2!

•                  We’ve crystallized a differentiated position in the market as THE predictive marketing platform and have had 3rd parties like Forrester and 451 validate this

•                  We’ve stabilized our platform (99.9% uptime last month)

•                  We’ve significantly increased the quality and quantity of code that we are releasing

•                  We’ve signed two HoCo deals in just the last month

But still we face some fierce headwinds that have hampered our Return to Growth. Combining with Sizmek provides us the financial support and scale we need to move forward with renewed confidence as we continue our transformation. In addition, as part of a larger, more diversified company, our opportunities for professional (and personal) growth increase.

We have always believed that our core tech delivers the most value when integrated with other world-class technologies. Together with Sizmek, we take a major step forward in realizing this potential. They’re the world’s largest people-based creative optimization platform and omni-channel ad server—serving over 2.3 trillion impressions each year. Rocket Fuel and Sizmek have a lot in common. We have complementary capabilities, share many of the same customers among 3,700 agencies and 20,000 advertisers and are both global players. Like Rocket Fuel, Sizmek has an impressive heritage in the ad-tech industry going back more than decade. And they have amazing technology and possess a bold vision for the future that I believe is very much aligned with our own.

Plus Sizmek is backed by Vector Capital, a well-respected technology-centric private equity fund with over $3.4 billion under management. Through their support, we will have additional resources to continue investing in AI-powered predictive marketing capabilities for our customers and re-define what is possible for digital marketing.

We expect the deal to close in the third quarter of 2017. Until then, it is business as usual for all of us. We must remain focused on producing extraordinary results for our customers. After all, it is our hard work that attracted Sizmek to the opportunity at Rocket Fuel.

Let me assure you: Rocket Fuel is better and stronger today than it was last week. And there’s plenty more to talk about so please attend a special Town Hall meeting at 9:30am PST today. Joining us will be Dr. Mark Grether, Executive Chairman of Sizmek, to share his thoughts on the broader opportunity and how our two companies fit together.

Looking back on where we have been and looking forward to the road ahead, I’m reminded of a quote from St. Francis of Assisi, “Start by doing what’s necessary; then do what’s possible; and suddenly you are doing the impossible.” Thank you all for the role you have had doing what’s been necessary in order to get us to this important milestone so that we can start to really exploit what is possible in this next phase of Rocket Fuel. I am certain, we will continue to strive to do what has never been done before—what many people would say is impossible—as this is just the way we roll at Rocket Fuel.

Onwards,

Randy

Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events, including but not limited to the acquisition of Rocket Fuel Inc. (“Rocket Fuel”) by Sizmek Inc. (“Sizmek”) and the capabilities of the combined company following the acquisition. Words such as “expect,” “believe,” “intend,” “plan,” “goal,” “focus,” “anticipate,” and other similar words are also intended to identify forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation, due to: uncertainties as to the timing of the tender offer and the acquisition; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; the effects of disruption from the tender offer or acquisition on Rocket Fuel’s business; the fact that the announcement and pendency of the tender offer and acquisition may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the effects of disruption caused by the tender offer or acquisition making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and the risk that stockholder litigation in connection with the tender offer or the acquisition may result in significant costs of defense, indemnification and liability.

Additional factors that could cause actual results to differ materially from those anticipated are under the caption “Risk Factors” in Rocket Fuel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and in subsequent SEC filings. These forward-looking statements are made as of the date of this press release, and Rocket Fuel expressly disclaims any obligation or undertaking to update the forward-looking statements contained herein or therein to reflect events that occur or circumstances that exist after the date on which the statements were made.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Rocket Fuel Inc. (“Rocket Fuel”), Sizmek Inc.(“Sizmek”), through an affiliate, will commence a tender offer for all of the outstanding shares of Rocket Fuel. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Rocket Fuel. It is also not a substitute for the tender offer materials that Sizmek will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Sizmek will file tender offer materials on Schedule TO with the SEC, and Rocket Fuel will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY ROCKET FUEL’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Rocket Fuel’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Rocket Fuel’s stockholders by contacting Rocket Fuel at ir@rocketfuel.com or by phone at (650) 481-6082, or by visiting Rocket Fuel’s website (www.rocketfuel.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Rocket Fuel with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. ROCKET FUEL’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZMEK OR ROCKET FUEL WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, SIZMEK AND ROCKET FUEL.